UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31932 (Commission File Number)	88-0464853 (IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California (Address of principal executive offices)	90025 (Zip Code)
Registrant’s telephone number, including area code (310) 444-4300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
(a)	On February 28, 2007, Hythiam’s Board of Directors adopted changes to the compensation to be paid to members of the Board, effective July 1, 2007. A summary of such compensation is attached as Exhibit 10.1.
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c)	On February 28, 2007, Hythiam’s Board of Directors appointed Maurice Hebert, CPA, Vice President and Controller, to the position of Principal Accounting Officer, effective February 28, 2007. Mr. Hebert, age 44, has 21 years of experience as a financial executive, including the last 14 years within the insurance/risk industry. From April 2005 to October 2006, Mr. Hebert served as Corporate Controller and Principal Accounting Officer at Health Net, Inc. in Woodland Hills, CA. From October 2003 to April 2005, he was with Safeco Corporation in Seattle, WA, most recently as Senior Vice President & Controller and Principal Accounting Officer. From 1993 to 2003, Mr. Hebert was with AIG SunAmerica in Woodland Hills, CA, most recently as Vice President & Controller-Life Insurance Companies. Mr. Hebert received a B.S. in Accounting from Louisiana State University.

We entered into an employment letter agreement with Mr. Hebert on October 6, 2006, which provides for Mr. Hebert to receive an annual base salary of $170,000, with annual bonuses targeted at 25% of his base salary based on his performance and the operational and financial performance of the Company. Mr. Hebert receives executive benefits including group medical and dental insurance, and long-term disability insurance and participation in our 401(k) plan and employee stock purchase plan. In November 2006, Mr. Hebert was granted options to purchase 90,000 shares of our common stock at an exercise price of $7.89, the fair market value on the date of grant, vesting 20% each year over five years from the date of grant.
Item 9.01 — Financial Statements and Exhibits
(d)	Exhibits.

Exhibit
Number	Description

10.1	Director Compensation Structure, effective July 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTHIAM, INC.
Date: March 2, 2007	By:	/s/ Chuck Timpe
Chuck Timpe
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Director Compensation Structure, effective July 1, 2007

3